As filed with the Securities and Exchange Commission on March 20, 2008

Registration No. 333-148254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 3 TO FORM SB-2

ON FORM S-1/A

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SONA MOBILE HOLDINGS CORP.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	7371	95-3087593
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

245 Park Avenue, 39th Floor

New York, New York 10167

(212) 486-8887 Telephone

(212) 792-4001 Facsimile

(Address and Telephone Number of Principal Executive Offices)

Shawn Kreloff

Chief Executive Officer

Sona Mobile Holdings Corp.

245 Park Avenue, 39th Floor

New York, New York 10167

(212) 486-8887 Telephone

(212) 792-4001 Facsimile

(Name, Address and Telephone Number of Agent For Service)

with copy to:

Heather R. Badami, Esq.

Bryan Cave LLP

700 Thirteenth Street, N.W.

Washington, DC 20005

(202) 508-6000 Telephone

(202) 508-6200 Facsimile

As soon as practicable after the effective date of this Registration Statement

(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated Filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

EXPLANATORY NOTE

The purpose of this Amendment is solely to file Exhibit 23.1. There are no other changes to Part I or Part II (other than updates to Item 27 of Part II) from Amendment No. 1 filed by the Registrant on February 1, 2008 to its Registration Statement on Form SB-2 (Reg. No. 333-148254) originally filed with the SEC on December 21, 2007.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law grants us the power to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a ‘‘derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Certificate of Incorporation also provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director. This provision does not eliminate or limit the liability of a director:

•	for breach of his or her duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions); or

•	for any improper benefit.

We have indemnity agreements with two of our directors which allow for certain procedural protections.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following are the fees and expenses we incurred in connection with the offering are payable by us. Other than the SEC registration fee all of such fees expenses are estimated.

Registration fee	$156.45
Printing expenses	15,000.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	40,000.00
Miscellaneous	4,843.55
Total	$70,000.00

Item 26. Recent Sales of Unregistered Securities

In connection with the merger with PerfectData, we issued a total of 568,140 shares of our Series A Convertible Preferred Stock, par value $.01 per share; 539,733 shares were issued to the former shareholders of Sona Mobile and 28,407 were issued to Sona Mobile’s financial advisor in connection with the Merger. These shares were converted into 27,334,165 shares of our common stock.

    In April 2005 we agreed to issue 150,000 shares of common stock to Wachtel & Masyr LLP, our former counsel, in full payment for legal services. The shares were actually issued in June 2005.

Between June 21, 2005 and July 8, 2005 we sold $5.05 million worth of our Series B Convertible Preferred Stock and warrants to 10 accredited investors. The investors purchased an aggregate of 3,848.7 shares of the Series B Preferred Stock, convertible into 3,848,700 shares of our common stock, and warrants to purchase an aggregate of 962,175 shares of our common stock at an exercise price of $1.5421 (as adjusted) per share at any time up until June 20, 2009. All shares of the Series B Convertible Preferred Stock were converted to shares of common stock.

In January 2006, we sold 2,307,693 shares of our common stock to Shuffle Master for $3.0 million and issued an 18-month warrant to purchase 1,200,000 shares of our common stock to Shuffle Master. This warrant has an exercise price of $2.025 per share and expires on July 12, 2007. The sale of these shares and the issuance of this warrant were in connection with a strategic alliance distribution and licensing agreement between us and Shuffle Master.

On July 7, 2006, we sold 16,943,323 shares of our common stock and 8,471,657 warrants to purchase shares of our common stock to 34 accredited investors for an aggregate purchase price of approximately $10.1 million. The warrants have a five-year term, expiring on July 7, 2011, and an exercise price of $0.83 per share, subject to adjustment in certain circumstances, including the failure by the company to achieve certain financial targets. The warrants include a cashless exercise feature under certain circumstances when there is not an effective registration statement available for the resale of the shares of common stock issuable upon exercise of the warrants.

On November 28, 2007, we sold our 8% senior unsecured convertible debentures due 2010 in the aggregate principal amount of $3.0 million and warrants to purchase 3,333,333 shares of our common stock to accredited investors for an aggregate purchase price of $3.0 million. The debentures bear interest at a rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1 in cash or shares of common stock, or combination thereof. The debentures mature November 28, 2010 and are convertible into shares of common stock at an initial conversion price of $0.45 per share, subject to adjustment in certain circumstances. The warrants have a five-year term, expiring on November 28, 2012, and an exercise price of $0.50 per share, subject to adjustment in certain circumstances. The warrants are exercisable for cash or, at certain times, cashless exercise.

All of the above offerings and sales were deemed by the company to be exempt under Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act. We believe no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors or directors, executive officers or advisers of our company, and transfer was restricted in accordance with the requirements of the Securities Act of 1933 (including by legending of certificates representing the securities). Where we did not receive a representation that a purchaser was an accredited investor, we made an independent determination that such person had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment.

Item 27. Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of March 7, 2005 among Sona Mobile Holdings Corp., PerfectData Acquisition Corporation and Sona Mobile, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed March 11, 2005).

3.1
Certificate of Incorporation, as amended (incorporated by reference to the following documents (i) the Company’s Consent Solicitation dated October 26, 2004 as filed on November 1, 2004; (ii) Certificate of Designations for Series A Preferred Stock filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-KSB for its fiscal year ended March 31, 2005; (iii) Certificate of Designations for Series B Preferred Stock filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 22, 2005;  (iv) Appendix IV to the Company’s Definitive Proxy Statement dated October 27, 2005 and filed on the same date; and (v) Appendix I to the Company’s Definitive Proxy Statement dated August 22, 2007 and filed on the same date).

3.2	By-laws of the Company, as amended July 20, 2007 (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-QSB, filed August 14, 2007).
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Form SB-2 (file number 333-130461), filed February 2, 2006).
4.2	Form of 8% Senior Unsecured Convertible Debenture due November 28, 2010 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed November 27, 2007).
5.1	Opinion of Bryan Cave LLP**
10.1	Amended and Restated Stock Option Plan of 2000 (incorporated by reference to Appendix III of the Company’s Definitive Proxy Statement, filed October 27, 2005).
10.2
Licensing and Distribution Agreement, dated January 13, 2006, between the Company and Shuffle Master, Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Form SB-2 (file number 333-130461), filed April 7, 2006).

10.3	Form of Securities Purchase Agreement, dated June 30, 2006 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed July 7, 2006).
10.4	Form of Registration Rights Agreement, dated June 30, 2006 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed July 7, 2006)
10.5	Form of Warrant, dated July 7, 2006 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed July 7, 2006).
10.6	Letter Agreement, dated June 30, 2006, between the Company and Shuffle Master, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed July 7, 2006).
10.7	Mutual Separation Agreement, dated as of July 17, 2006, between the Company and John Bush (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed July 21, 2006).
10.8	Consulting Agreement, dated as of July 17, 2006, between the Company and John Bush (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed July 21, 2006).
10.9	Compensation Plan for Directors, as amended (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB, filed August 14, 2006).
10.10	Form of Non-Employee Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB, filed August 14, 2006).
10.11	Form of Non-Employee Restricted Stock Agreement (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-QSB, filed August 14, 2006).
10.12	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-QSB, filed August 14, 2006).
10.13
Private Label Partner Agreement, dated as of September 1, 2006, between the Company and Motorola, Inc., formerly Symbol Technologies, Inc. (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K/A, filed November 1, 2006).+

10.14	2006 Incentive Plan (incorporated by reference to Appendix A of the Company's Definitive Proxy Statement, filed August 30, 2006).
10.15	Employment Agreement, dated as of August 28, 2006 between the Company and Shawn Kreloff (incorporated by reference to Exhibit 10.2 to the Company Quarterly Report on 10-QSB, filed August 14, 2006).
10.16
Amended and Restated Licensing And Distribution Agreement, effective as of February 28, 2007, among the Company, Sona Mobile, Inc. and Shuffle Master, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed March 2, 2007).

10.17
Amended and Restated Master Services Agreement, effective as of February 28, 2007, between the Company and Shuffle Master, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed March 2, 2007).+

10.18	Form of Securities Purchase Agreement dated November 26, 2007 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed November 27, 2007).
10.19	Form of Registration Rights Agreement dated November 26, 2007 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed November 27, 2007).
10.20	Form of Common Stock Purchase Warrant dated November 28, 2007 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed November 27, 2007).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Registration Statement on Form SB-2 (file no. 333-148254), filed on December 21, 2007).
23.1	Consent of Horwath Orenstein, LLP*
23.2	Consent of Bryan Cave LLP**
24.1	Power of Attorney**

        *      Filed herewith
        **    Previously filed
        +              Portions omitted pursuant to a request for confidential treatment

Item 28. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
  (i)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(ii) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in the city of New York, state of New York, on March 20, 2008.

SONA MOBILE HOLDINGS CORP.

By: /s/ SHAWN KRELOFF
                                       Name: Shawn Kreloff
                                       Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates set forth below.

Signature	Title	Date
/s/ SHAWN KRELOFF	Chief Executive Officer, Chairman and Director (principal executive officer)	March 20, 2008
Shawn Kreloff
/s/ STEPHEN FELLOWS	Chief Financial Officer (principal financial and principal accounting officer)	March 20, 2008
Stephen Fellows
/s/ SHAWN KRELOFF *	Director	March 20, 2008
M. Jeffrey Branman
/s/ SHAWN KRELOFF *	Director	March 20, 2008
Robert P. Levy * By power of attorney